LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.
225 South Lake Avenue, Suite 300
Pasadena, California 91101
Tel: (213) 258-5098 | Fax: (213) 480-5903

December 31, 2025

Board of Directors
Black Unicorn Factory, Inc.
5777 West Century Blvd., Suite 1125-106
Los Angeles, California 90045

Re: Registration Statement on Form S-1 (File No. 333-289247)
Black Unicorn Factory, Inc.

We have acted as counsel to Black Unicorn Factory, Inc., a California corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (File No. 333-289247) (the "Registration Statement"), including the prospectus forming a part thereof, under the Securities Act of 1933, as amended (the "Securities Act").

The Registration Statement registers for resale under the Securities Act up to 77,382,464 shares of the Company's common stock, no par value per share (the "Shares"), which have been previously issued and are outstanding and are being offered for resale by the selling stockholders identified in the Registration Statement in connection with the Company's proposed direct listing of its common stock on the Nasdaq Capital Market.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

The Company's Articles of Incorporation and all amendments thereto, as certified by the California Secretary of State;
The Company's Bylaws, as amended;
Resolutions of the Board of Directors of the Company authorizing the issuance of the Shares;
The Registration Statement as filed with the Commission; and
Such other corporate records, agreements, documents, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the legal capacity of all natural persons who have executed any of the documents examined by us. We have also assumed that the Shares were issued in compliance with all applicable federal and state securities laws.

Based upon the foregoing, and subject to the assumptions, limitations, and qualifications set forth herein, it is our opinion that:

The Company is duly incorporated, validly existing, and in good standing under the laws of the State of California.
The Shares have been duly authorized by all necessary corporate action of the Company.
The Shares have been validly issued, are fully paid, and are nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of California and the federal securities laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date first written above solely for the benefit of the addressees in connection with the filing of the Registration Statement. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law.

LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.

Respectfully,

Renee' Sanders, Esq.
Attorney at Law

225 South Lake Avenue, Suite 300, Pasadena, CA 91101
(213) 258-5098 Fax (888) 831-3004